Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
November 8, 2005	News Media
	Tim Sargeant	(202) 624-6043 (Office)
(202) 825-7051 (Pager)

Financial Community
	Melissa E. Adams	(202) 624-6410 (Office)
WGL HOLDINGS, INC. POSTPONES RELEASE OF FOURTH QUARTER AND
ANNUAL EARNINGS FOR FISCAL YEAR 2005; EXPECTS TO FILE FORM 10-K BY
SEC FILING DEADLINE
     WGL Holdings, Inc. (NYSE: WGL) (the Company) today announced that it is postponing the release of its earnings for the quarter and year ended September 30, 2005 because analysis indicates that its earnings from its energy marketing subsidiary, Washington Gas Energy Services, Inc. (WGEServices), may have been understated in certain prior periods. Prior to this postponement, the Company had planned to release earnings on November 9, 2005 and hold a conference call with the financial community on November 10, 2005.
     In the course of closing its books for the quarter and year ended September 30, 2005, the Company has performed analysis that indicates that the net income of WGEServices may have been understated on a cumulative basis from the first quarter of fiscal year 2003 through the third quarter of fiscal year 2005. The Company continues to review the computations that have been made related to this issue, and will release its earnings for the quarter and year ended September 30, 2005 when the Company has completed the necessary analysis. The earnings of Washington Gas Light Company, the Company’s core utility subsidiary, are not affected by this matter.
     Based on the information known to the Company at this time, the effect of this cumulative understatement of net income applicable to prior periods will be recorded in the fourth quarter of fiscal year 2005. The amount to be recorded in the fourth quarter of fiscal
WGL Holdings, Inc. • 101 Constitution Avenue, N.W. • Washington, DC 20080 • www.wglholdings.com year 2005 is not expected to be material to net income of the Company for fiscal year 2005. If the effect of the adjustments had been recorded in prior interim and annual periods, the effect on those interim and annual periods would not be material.
     The Company expects to file its Annual Report on Form 10-K for fiscal year 2005 no later than the Securities and Exchange Commission’s filing deadline.
     Headquartered in Washington, DC, WGL Holdings is the parent company of Washington Gas, a natural gas utility that serves approximately one million customers throughout metropolitan Washington, DC, and the surrounding region. In addition, it holds a group of energy-related retail businesses that are focused on energy marketing and commercial heating, ventilating and air conditioning services. Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.
Note: This news release and other statements by the Company include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations, and are based on current expectations and assumptions that are subject to risks and uncertainties. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.
     As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in assumptions underlying estimates; the level and rate at which costs and expenses are incurred in connection with constructing, operating and maintaining the Company’s natural gas distribution system; the ability to successfully implement approaches to modify the current or future composition of the gas being used to supply customers as a result of the introduction of Cove Point gas into the Company’s natural gas distribution system; variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit ratings of debt securities of WGL Holdings, Inc. or Washington Gas Light Company that may affect access to capital or the cost of debt; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates or decisions affecting business operations or the timing of recovery of costs and expenses; the timing and success of business and product development efforts and technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; terrorist activities; and other uncertainties. The outcome of negotiations and discussions the Company may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. For a further discussion of the risks and uncertainties, see the Company’s most recent annual report on Form 10-K, its quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission.
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FY06-01